UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2017

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement

Closing of ExL Acquisition

On August 10, 2017, Carrizo Oil & Gas, Inc. (the “Company”) and the Company’s wholly-owned subsidiary Carrizo (Permian) LLC (“Carrizo Permian”) completed the closing (the “Closing”) of the transactions (the “ExL Acquisition”) contemplated by the purchase and sale agreement (the “ExL Purchase Agreement”) with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”). At the closing, the Company and Carrizo Permian collectively purchased approximately 16,508 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “ExL Properties”), for aggregate consideration of approximately $676.0 million in cash, which includes a $75.0 million performance deposit previously paid by the Company, as well as customary purchase price adjustments, including adjustments for net cash flows that are attributable to the ExL Properties on or after May 1, 2017, the effective date for the acquisition. The price paid at the Closing reflects an approximate $28.0 million increase from the previously announced $648.0 million to reflect closing adjustments. The final purchase price will be subject to additional post-closing adjustments.

As previously disclosed, the Company has also agreed to pay an additional $50.0 million per year if the average daily closing spot price of a barrel of West Texas Intermediate crude oil as measured by the U.S. Energy Information Administration (the “EIA WTI average price”) is above $50.00 for any the years of 2018, 2019, 2020 and 2021, with such payments due on January 29, 2019, January 28, 2020, January 28, 2021 and January 28, 2022, respectively. This payment (the “Contingent ExL Payment”) will be zero for the respective year if such EIA WTI average price of a barrel of oil is $50.00 or below for any of such years, and the Contingent ExL Payment is capped at and will not exceed $125.0 million.

Preferred Stock Purchase Agreement

As previously reported, as part of the financing for the acquisition of the ExL Properties, on June 28, 2017, the Company entered into the preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) with certain funds managed or sub-advised by GSO Capital Partners LP and its affiliates (collectively, the “GSO Funds”).

Simultaneously with the Closing, pursuant to the Preferred Stock Purchase Agreement, the Company issued to the GSO Funds (i) 250,000 shares of 8.875% Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (ii) warrants (the “Warrants”) for 2,750,000 shares of common stock of the Company, par value $0.01 per share (the “common stock”), for aggregate net proceeds of approximately $236.2 million, net of commitment fees and offering costs of the issuance.

Warrant Agreement

Pursuant to the Preferred Stock Purchase Agreement, on August 10, 2017, in connection with the Closing, the Company entered into a Warrant Agreement with Wells Fargo Bank, N.A., as warrant agent, to, among other things, authorize and establish the terms of the Warrants to purchase 2,750,000 shares of the Company’s common stock at an exercise price per share of $16.08, subject to certain adjustments described below. The Warrants are exercisable for a ten-year period and may only be exercised on a net share settlement basis.

The exercise price and the number of shares of the Company’s common stock for which a Warrant is exercisable are subject to adjustment from time to time upon the occurrence of certain events including: (i) payment of a dividend or distribution to holders of shares of the Company’s common stock payable in the Company’s common stock, (ii) the distribution of any rights, options or warrants to all holders of the Company’s common stock entitling them for a period of not more than 60 days to purchase shares of the Company’s common stock at a price per share less than the fair market value per share, (iii) a subdivision, combination, or reclassification of the Company’s common stock, (iv) a distribution to all holders of the Company’s common stock of cash, any shares of the Company’s capital stock (other than the Company’s common stock), evidences of indebtedness or other assets of the Company, and (v) any dividend of shares of a subsidiary of the Company in a spin-off transaction.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Preferred Stock Purchase Agreement, on August 10, 2017, in connection with the Closing, the Company entered into a registration rights agreement with the GSO Funds (the “Registration Rights Agreement”). The Registration Rights Agreement grants the GSO Funds certain registration rights for the Preferred Stock and shares of the Company’s common stock issued to the GSO Funds by the Company, including shares issuable upon the exercise of the Warrants and shares issued to pay dividends on or redeem the Preferred Stock. The Registration Rights Agreement provides that the Company will use its commercially reasonable efforts to prepare and file a shelf registration statement with the U.S. Securities and Exchange Commission (the “SEC”) within 90 days after the date of the Closing and to cause such shelf registration statement to be declared effective as soon as practicable after its filing to permit the public resale of all registrable securities covered by the Registration Rights Agreement.

The Company may generally be required to effect registrations for up to three underwritten offerings; depending upon the amount of registrable securities, then held by the GSO Funds, provided that any such offering involves at least $100 million of registrable securities, or a number of shares of the Company’s common stock issued in redemption of at least $100 million of liquidated preference of the Preferred Stock. The Company has generally agreed to pay the related registration expenses and has also agreed to indemnify the GSO Funds for certain liabilities arising from such registrations.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Standstill and Voting Agreement

In addition, pursuant to the Preferred Stock Purchase Agreement, on August 10, 2017, in connection with the Closing, the Company and the GSO Funds entered into a Standstill and Voting Agreement (the “Standstill and Voting Agreement”). The GSO Funds agreed that, without the prior consent of the Company, the GSO Funds and their controlled affiliates will not, among other things, refrain from taking specified actions with respect to the Company (including its board, control and governance) and its securities. The GSO Funds also agreed to vote their equity interests in the Company in certain circumstances as either (i) recommended by the Board to the holders of Voting Securities of the Company or (ii) consistent with, and in proportion to, the votes of the other shareholders of the Company.

The foregoing description of the Standstill and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Standstill and Voting Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of the Current Report on Form 8-K under the heading “Closing of ExL Acquisition” is incorporated by reference into this Item 2.01.

Item 3.03. Material Modification of the Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K and in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Under the terms of the Preferred Stock, so long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding Preferred Stock, the consent of the Holder Representative (as defined below) will be necessary for effecting, subject to certain exceptions, any declaration or payment of dividends or distributions on, or redemptions or repurchases of, parity stock, common stock or any other shares of junior stock in excess of $15,000,000 per year (“Prohibited Distributions”) that would cause the Company to exceed a specified leverage ratio. Additionally, the Company’s ability to declare or pay Prohibited Distributions will require the approval of the Holder Representative in the event that the Company does not (i) pay in full all accrued and unpaid dividends on the Preferred Stock within three months of the applicable dividend payment date, (ii) timely redeem the Preferred Stock in full following the exercise of the optional redemption right of the holders of the Preferred Stock or (iii) timely redeem the Preferred Stock in full if required upon certain changes of control. The Preferred Stock ranks senior to the Company’s common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

The foregoing description of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Statement of Resolutions (as defined below), which is attached as Exhibit 3.1 to this Current Report Form 8-K and incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock

In connection with the issuance of the Preferred Stock, on August 10, 2017 (the “Preferred Stock Closing Date”), the Company filed with the Texas Secretary of State a Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock (the “Statement of Resolutions”) for the purpose of amending its amended and restated articles of incorporation, as amended, creating and providing for the establishment and issuance of a series of shares of Preferred Stock and providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof. The Statement of Resolutions became effective upon filing. The Preferred Stock ranks senior to the Company’s common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Dividends and Maturity

The Preferred Stock initially has a liquidation preference of $1,000 (the “liquidation preference”). The holders of the Preferred Stock (the “Holders”) are entitled to receive in cash quarterly cumulative dividends at an annual rate of 8.875% of the liquidation preference per share (equal to $88.75 per share annualized). The Company may, however, at its election, pay all or a portion of the Preferred Stock dividends by delivering a number of shares of its common stock equal to the dividend amount divided by 97% of the trailing five-trading-day volume weighted average price (“VWAP”) per common stock share as follows: (i) with respect to any dividend declared in respect of a quarter ending on December 15, 2017 and on or prior to September 15, 2018, up to 100% of the dividend; (ii) with respect to any dividend declared in respect of a quarter ending on December 15, 2018 and on or prior to September 15, 2019, up to 75% of the dividend; or (iii) with respect to any dividend declared in respect of a quarter ending on December 15, 2019 and on or prior to September 15, 2020, up to 50% of the dividend. If the Company fails to satisfy the Preferred Stock dividend on the applicable dividend payment date, then the unpaid dividend will be added to the liquidation preference until paid. If the Company fails to pay the quarterly dividend on the applicable dividend payment date and such failure continues for three months past the applicable payment date, then the Holders will be entitled to additional rights, as described below.

The Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by the Company.

Optional Redemption

At any time on or before the first anniversary of the Preferred Stock Closing Date, the Company may redeem up to 50,000 shares of Preferred Stock at a redemption price equal to the liquidation preference, which includes accrued and unpaid dividends, in an amount not to exceed the aggregate amount of any cash proceeds of sales of oil and gas properties and related assets, the sale or issuance of the Company’s common stock and the sale of any of the Company’s wholly owned subsidiaries after the Preferred Stock Closing Date.

At any time, the Company may redeem all or part of the Preferred Stock at a price per share equal to the Secondary Company Redemption Price. The “Secondary Company Redemption Price” will be an amount per share equal to (x) if on or prior to the third anniversary of the Preferred Stock Closing Date, the present value on the redemption date of all quarterly dividends (except for currently accrued and unpaid dividends) that would be payable on such Preferred Stock from the redemption date through the third anniversary of the Preferred Stock Closing Date (assuming all such quarterly dividends are cash dividends and computed using a discount rate equal to the applicable treasury rate plus 50 basis points, discounted to the redemption date) plus the aggregate Secondary Company Redemption Price that would have been payable to the Holders had the redemption date occurred after the third anniversary of the Preferred Stock Closing Date but on or prior to the fourth anniversary of the Preferred Stock Closing Date, or (y) for all other periods, (i) $1,000 multiplied by the applicable premium set forth below (expressed as percentages) plus (ii) any accrued but unpaid dividends on such share.

Period	Percentage
After the third anniversary of the issue date but on or prior to the fourth anniversary	104.4375%
After the fourth anniversary of the issue date but on or prior to the fifth anniversary	102.21875%
Thereafter	100%

Mandatory Redemption

On or after the seventh anniversary of the Preferred Stock Closing Date, or at any time if the Company fails to pay a quarterly dividend and such failure is not cured within three months of such failure, a designated representative of the Preferred Stock (the “Holder Representative”), on behalf of the Holders, may elect to have the Company redeem all or a portion of the Preferred Stock at the Secondary Company Redemption Price then in effect. The Company may elect to satisfy any such redemption elected by the Holders by delivering cash, shares of common stock or a combination thereof. The number of shares of common stock to be delivered in the redemption, if applicable, will be determined using a price per share equal to 90% of the trailing 10-trading-day VWAP per common stock share. In the event the Company elects to settle the redemption called by the Holder Representative in common stock, the Holder Representative, in its sole discretion on behalf of the Holders, may elect to revoke its redemption notice or reduce the number of shares to be redeemed.

Change of Control

Upon a change of control (as defined in the Statement of Resolutions), the Company may elect to redeem the Preferred Stock at a price per share of Preferred Stock equal to the Secondary Company Redemption Price then in effect. If a change of control occurs, and the Company does not elect to so redeem the Preferred Stock or provide for the Holders to receive the Secondary Company Redemption Price, and the Holders of a majority of the then-outstanding Preferred Stock do not agree with the Company to an alternative treatment, then the Holders of a majority of the then-outstanding Preferred Stock may elect on behalf of all the Holders to either (i) cause the Company to redeem all, but not less than all, of the outstanding Preferred Stock for cash in an amount per share equal to $1,010 plus any accrued but unpaid dividends or (ii) continue to hold the Preferred Stock, which may be in the form of a substantially equivalent security in the surviving or successor entity. In the event of a change of control in which the Company does not survive and there is no substantially equivalent security available or the change of control is primary for cash equivalents, unless the Company elects to redeem the Preferred Stock in accordance with the first sentence of this paragraph or the Company and the Holders of a majority of the then-outstanding Preferred Stock agree to an alternative treatment of the Preferred Stock, the Company will be required to redeem all, but not less than all, of the outstanding Preferred Stock for (or otherwise provide for the Holders of the Preferred Stock to receive) a price per share of Preferred Stock equal to the Secondary Company Redemption Price. However, any such redemption in cash will be tolled until a date that will not result in the Preferred Stock being characterized as “disqualified stock” or a similar concept under the Company’s debt instruments.

Certain Covenants; Voting Rights

So long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding Preferred Stock, the consent of the Holder Representative will be necessary for effecting: (i) the issuance of stock senior to or on parity with the Preferred Stock, (ii) the incurrence of indebtedness that would cause us to exceed a specified leverage ratio, (iii) any amendment, modification, alteration or supplement the Company’s articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the Preferred Stock, (iv) any entry into or amendment of certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the Preferred Stock than those existing on the Preferred Stock Closing Date and (v) any Prohibited Distributions that would cause the Company to exceed a specified leverage ratio.

Holders of Preferred Stock have voting rights with respect to potential amendments to the Company’s articles of incorporation or the Statement of Resolutions that adversely affect the rights, preferences or privileges of the Preferred Stock and in certain other circumstances or as required by law.

Additional Holder Rights

The Statement of Resolutions provides that if any of the following occur:

•	failure by the Company to redeem the Preferred Stock if the Holder Representative elects to redeem the Preferred Stock at any time after the seventh anniversary of the Preferred Stock Closing Date;

•	failure by the Company to pay a quarterly dividend when due and such failure continues for three months past the applicable due date; or

•	failure to redeem the Preferred Stock if required to do so in connection with a change of control then the Holders will be entitled to the following additional rights:

•	The dividend rate will be increased to 12.0% per annum until the seventh anniversary of the Preferred Stock Closing Date. Thereafter, the dividend rate will equal the greater of (a) the one-month LIBOR rate plus 10.0% and (b) 12.0%. Additionally, the Holder Representative may require any subsequent quarterly dividend be paid in common stock at a price per share of 95% of the trailing five-trading-day VWAP per common stock share;

•	The Holder Representative, acting on behalf of the Holders of a majority of the outstanding shares of Preferred Stock, will have the exclusive right to appoint and elect up to two directors to the Board; and

•	Approval of the Holder Representative will be required prior to incurring indebtedness subject to a leverage ratio, declaring or paying Prohibited Distributions or issuing equity of the Company’s subsidiaries to third parties.

The foregoing description of the Statement of Resolutions is subject to, and qualified in its entirety by, the full text of the Statement of Resolutions, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On August 11, 2017, the Company issued a press release announcing that the Company and Carrizo Permian completed the Closing of the ExL Acquisition. The press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

None of the information furnished in this Item 7.01 and the accompanying exhibit will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Item 7.01 and the accompanying exhibit is not intended to, and does not, constitute a determination or admission by the Company, that the information in this Item 7.01 and the accompanying exhibit is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The combined statement of revenues and direct operating expenses of oil and gas properties acquired by the Company in the ExL Acquisition for the year ended December 31, 2016 and the three months ended March 31, 2017 (unaudited) and the related notes thereto were filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2017. The oil and gas properties acquired by Carrizo Oil & Gas, Inc. in the ExL Acquisition had no revenues or expenses in 2015 and 2014 and, as a result, financial statements for such years were not filed.

(b) Pro Forma Financial Information.

Unaudited pro forma condensed combined financial information of the Company giving effect to the ExL Acquisition was filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2017.

(d) Exhibits.

Exhibit Number	Description

3.1	Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock of Carrizo Oil & Gas, Inc., filed with the Secretary of State of the State of Texas and effective August 10, 2017.

4.1	Warrant Agreement, dated as of August 10, 2017, between Carrizo Oil & Gas, Inc. and Wells Fargo Bank, N.A., as warrant agent.

10.1	Registration Rights Agreement, dated as of August 10, 2017, by and among Carrizo Oil & Gas, Inc. and the GSO Funds party thereto.

10.2	Standstill and Voting Agreement, dated as of August 10, 2017, between Carrizo Oil & Gas, Inc. and the GSO Funds party thereto.

99.1	Press Release dated August 11, 2017 announcing the closing of the acquisition of acreage in the Delaware Basin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: August 10, 2017

Exhibit Index

Exhibit Number	Description

3.1	Statement of Resolutions Establishing Series of 8.875% Redeemable Preferred Stock of Carrizo Oil & Gas, Inc., filed with the Secretary of State of the State of Texas and effective August 10, 2017.

4.1	Warrant Agreement, dated as of August 10, 2017, between Carrizo Oil & Gas, Inc. and Wells Fargo Bank, N.A., as warrant agent.

10.1	Registration Rights Agreement, dated as of August 10, 2017, by and among Carrizo Oil & Gas, Inc. and the GSO Funds party thereto.

10.2	Standstill and Voting Agreement, dated as of August 10, 2017, between Carrizo Oil & Gas, Inc. and the GSO Funds party thereto.

99.1	Press Release dated August 11, 2017 announcing the closing of the acquisition of acreage in the Delaware Basin.